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                                                                  EXHIBIT 10(i)

                                 PROMISSORY NOTE


$200,000                                                     Sikeston, Missouri
                                                                 March 31, 1995


    FOR VALUE RECEIVED the undersigned, GALAXY TELECOM, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of Galaxy Cablevision, L.P., a Delaware limited partnership, at 1220 N. Main Street, Sikeston, MO 63801 (the "Payee"), or at such other address as the Payee shall direct, the principal sum of Two Hundred Thousand Dollars ($200,000), together with interest compounded annually at a rate of nine percent (9%) per annum from the date hereof through March 30, 2000, eleven percent (11%) per annum from March 31, 2000 through March 30, 2001, thirteen percent (13%) per annum from March 31, 2001 through March 30, 2002, fifteen percent (15%) per annum from March 31, 2002 through March 30, 2003 and seventeen percent (17%) per annum thereafter, provided, however that following the due date hereunder, such interest rate shall be eighteen percent (18%) per annum on the unpaid principal and accrued interest. The amount of interest shall have been entered on this Note. All interest hereunder shall accrue and shall be compounded annually payable upon maturity as further set forth below.

    So long as no default or Prepayment Event (as defined below) shall have occurred hereunder and any amount due hereunder shall remain outstanding, the entire principal amount hereof, together with all accrued but unpaid interest shall be due and payable on March 31, 2004.

    If any payment of principal or interest under this Note shall become due on a Saturday, Sunday or a public holiday under the laws of the State of Missouri shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

    This Note has been issued pursuant to the terms of an Asset Purchase Agreement dated December 23, 1994, between Maker, Galaxy Telecom, L.P. (the "Partnership") and Payee (the "Agreement"), and all of the terms, covenants and conditions of the Agreement are hereby made a part of this Note and are deemed incorporated herein in full. This Note is assignable only by Payee and only on the following terms: Payee may assign this Note to an affiliate of Payee.

    Within 120 days after the end of each fiscal year of the Partnership and Maker, Maker shall cause to be transmitted to Payee: (a) a report containing the following financial statements of the Partnership audited and certified by the Partnership's accountants: (1) balance sheets of the Partnership;
(2) statements of income of the Partnership showing its results of operations during such year; and (3) statements of source and application of funds of the Partnership during such year; and (b) a report continuing the following unaudited financial statements of Maker: (1) balance sheets of Maker; and
(2) statements of income of Maker showing its results of operations during such year.

    Maker shall be in default under this Note upon the happening of any of the following events of default:

    (a)  default in payment of the interest or principal on this Note when due;


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    (b)  failure by Maker or the Partnership, which failure is not cured within thirty (30) days from the date of receipt of notice by the Maker or the Partnership of such failure, to comply with any other covenant, condition or agreement in this Note;

    (c) Maker or the Partnership shall become the subject of a voluntary or involuntary state or federal bankruptcy, insolvency or similar proceeding or case; or

    (d)  Maker shall cease to own an interest in the Partnership.

    Upon the occurrence of any of the events of default mentioned above and at any time thereafter as long as any such default is continuing, Payee may, by notice to the Maker, declare the outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, immediately due and payable and the same shall thereupon become immediately due and payable.

    Upon the occurrence of any of the following events (each of which shall be a "Prepayment Event"), the entire principal amount of this Note, together with all accrued but unpaid interest thereon shall be immediately due and payable:

    (a) the Partnership shall be merged into a Nonaffiliated entity, or the Partnership shall sell or transfer substantially all of its assets to a Nonaffiliated third party. (For purposes of this Section, the term "Nonaffiliated" means any person or entity that is not controlled or managed by the Partnership, investment funds controlled by TA Associates, Spectrum Equity Investors, L.P., or Fleet Equity Partners or a member of the Gleason family);

    (b) Maker shall (i) prepay all or a portion of interest and principal under a Promissory Note dated as of December 23, 1994 from Maker to Vista Communications Limited Partnership III, without a corresponding pro rata prepayment under this Note; or (ii) amend such note to accelerate the payment of principal or interest thereunder without a similar amendment to this note;

    (c) Any distribution (other than distributions made pursuant to Section 5.5(b) of the Limited Partnership Agreement of Galaxy Telecom, L.P. (the "Partnership Agreement")) is made by the Partnership to a partner of the Partnership which is not utilized to satisfy, on a pro rata basis and through payment to Vantage Cable Associates, L.P. ("Vantage") or Maker, obligations
(1) under this Note, (2) under a similar note between Maker and Vista Communications Limited Partnership III ("Vista") in the face amount of $416,000 and (3) associated with Vantage's $6,384,000 limited partnership equity interest in the Partnership, all as further set forth in the Partnership Agreement (each a "Take-Back Interest" and collectively the "Take-Back Interests");

    (d) Within ten business days after receipt thereof, Maker fails to pay to Payee the full amount of any Take-Back Interest to which the Payee is entitled pursuant to Section 5.5(a) of the Partnership Agreement.

    Maker shall have the right at any time to prepay all, or any part of, the outstanding principal amount of this Note without prepayment premium or penalty of any kind.

    Maker waives demand, presentment, protest or notice of any kind in connection with this Note, and the holder hereof may extend the time for payment, accept partial payment, take security therefor, or exchange or release any collateral, without discharging or releasing Maker.
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    The construction, validity and enforceability of this Note shall be governed by, construed and enforced in accordance with the internal laws of the State of Missouri.

    In addition to all other amounts payable hereunder, Maker agrees to pay all reasonable attorneys fees and expenses incurred by Payee in enforcing its rights hereunder, including without limitation in connection with any legal proceedings or bankruptcy proceedings.

    IN WITNESS WHEREOF, Maker has caused this Note to be executed in its name by its duly authorized officers on the date and year first above written.


ATTEST:                               GALAXY TELECOM, INC.

/s/ J. Keith Davidson                 By: /s/ Tommy L. Gleason, Jr.
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Secretary                                 Tommy L. Gleason, Jr., President